CANADA

NUMBER

PROVINCE OF BRITISH COLUMBIA

344472

Province of British Columbia

Ministry of Finance and Corporate Relations

REGISTRAR OF COMPANIES

COMPANY ACT

Certificate

I HEREBY CERTIFY THAT

344472 B.C. Ltd

.HAS THIS DAY CHANCED ITS NAME TO SARABAT GOLD C0RPORATION

GIVEN UNDER MY HAND AND SEAL OF

 OFFICE AT VICTORIA, BRITISH COLUMBIA,

THIS 11th day of JULY 1988

CURTIS J. BELANGER

ASST. DEPUTY REGISTRAR OF COMPANIES